Exhibit 4.41

SECOND AMENDMENT TO CONVERTIBLE LOAN AGREEMENTS

This Second Amendment (this “Amendment”) to those certain Convertible Loan Agreements, dated as of February 23, 2023 (the “First Convertible Loan Agreement”), June 11, 2023 (the “Second Convertible Loan Agreement”) and July 7, 2023 (the “Third Convertible Loan Agreement”, and together with the First Convertible Loan Agreement and the Second Convertible Loan Agreement, as amended on March 31, 2024, the “Convertible Loan Agreements”), by and among HUB Cyber Security Ltd., a company organized under the laws of the State ofisrael (the “Company”), the original lender, Shayna LP, a hedge fund registered in the Cayman Islands (“Shayna”), and Alcina Holding Limited (the “Lender”) to which all of Shayna’s rights under the Convertible Loan Agreements, with the exception of consulting and brokerage fee under section 5 of the Third Loan Agreement, were sold to, is made and as of April 18, 2024 (the “Effective Date”) by and among the Company, Shayna and the Lender (collectively the “Parties”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement;

WHEREAS the Parties desire to amend the Convertible Loan Agreements, as set forth herein in a written instrument signed by the Company, Shayna and the Lender;

NOW THEREFORE, in consideration of the premises and covenants set forth herein and in the Convertible Loan Agreements and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Parties hereto hereby agree to amend the Convertible Loan Agreements as follows:

1. Shayna’s rights in case of default in pavments by the Lender: Shayna and the Lender agree that in the event of default by the Lender on the payments schedule to Shayna (including all the permitted extensions), as detailed in chapters 2.3 and 2.4 of the Contractual Rights of Convertible Loans and Warrants Sale Agreement between Shyana and the Lender of March 3, 2024, then Shayna shall be entitled, at its sole discretion, to assume all of Shayna’s rights to convert any outstanding amount of the Loan to Shares under the Convertible Loan Agreements. The Company will therefore, after receiving a written notice regarding such default from Shayna and in the absence of a contradictory judicial injunction within 7 business days of such written notice, allocate to Shayna, upon receiving a written conversion notice from Shyana, any Shares that have not been converted up to that point which the Lender was originally entitled to convert, and the Lender forever releases the Company from any liability with regards to such allocation of Shares. It is further agreed that such notice will not be made before September 1st, 2024, and the lander can cure its default by way ofretuming in full the shares already converted up to that point. For the avoidance of doubt, the Lender’s right to exercise Warrants under the Convertible Loan Agreements shall not be affected.

2. Continued Validit, of the Convertible Loan Agreements. Except as specifically amended hereby, the Convertible Loan Agreements shall remain in full force and effect and all of the rights and obligations of each of the Lender, Shayna and the Company under the Convertible Loan Agreements are affirmed. In the event of a conflict between this Amendment and the Convertible Loan Agreements, the Amendment shall control. All references in any of the Convertible Loan Agreements shall hereafter refer to the Convertible Loan Agreements as amended hereby.

3. Governing Law: Dispute Resolution. This Amendment shall be governed by and construed in accordance with the laws of the State of Israel, without reference to principles of conflict oflaws or choice of laws. The courts of Tel Aviv-Jaffa shall have exclusive jurisdiction over any dispute or matter in connection with this Amendment.

4. Counteroarts. This Amendment may be executed in two or more counterparts (including facsimile or “pdf’ counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Each party hereto hereby agrees that this Amendment and any other document to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Amendment or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

[Signatures page follows}

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:		SHAYNA:

HUB CYBER SECURITY LTD.		Shayna LP

By:	/s/ Noah Hershcoviz	By:	/s/ Avraham Levin
Name:	Noah Hershcoviz	Name:	Avraham Levin
Title:	CEO	Title:	CEO

By:	/s/ Osher Partok Rheinisch
Name:	Osher Partok Rheinisch
Title:	CLO

LENDER:

Akina Holding Limited

By:	/s/ ABBEYDEAN (CYPRUS) LTD
Name:	ABBEYDEAN (CYPRUS) LIMITED
Title:	Director